                                                                   EXHIBIT 99.2*





* Management's Discussion and Analysis of Financial Condition and Results of Operations of Concurrent Computer Corporation. References in Exhibit 99.2 to "the Company" refer to Concurrent.

    Concurrent is subject to the informational requirements in the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission, to which reference is made for detailed financial and other information regarding Concurrent.
Such reports, proxy statements and other information can be inspected and copied at the Commission's offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551 and can be inspected and copied at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, on which the Concurrent Common Stock is listed. The Commission does not approve or disapprove or pass upon the accuracy or the adequacy of reports, proxy statements or other information filed with it. The Registrant does not warrant the accuracy or completeness of such reports, proxy statements or other information nor that there have not occurred events not yet publicly disclosed by Concurrent which would affect either the accuracy or the completeness of the information concerning Concurrent included herein.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OVERVIEW

    During fiscal year 1995, the Company continued to experience a decline in net sales. Sales cycles in many of the Company's markets tend to be protracted thus delaying certain orders and revenues. In addition, intense competition, rapid advances in technology, government spending levels and general economic conditions impact the Company's business. Despite the decline, operating income improved by approximately $9.1 million and net cash from operations improved by approximately $4.1 million as a result of the Company's productivity improvements, restructuring and ongoing cost reduction initiatives. The Company continues to manage its resources and to focus its revenue generating activities with the objectives to achieve growth and improve profitability. In addition, the Company continues to pursue various additional financing alternatives, including a sale/leaseback of its Oceanport, New Jersey facility, to improve its financial flexibility. The Company believes that it will be able to meet its obligations when due through its operating and financing efforts.

    During the second half of fiscal year 1995, revenues from international markets exceeded those of North America. International sales and business opportunities for the Company's standards based, POSIX compliant MAXION multiprocessor system appear to be gaining momentum. The decline in North America business is due to the anticipated decline in sales of proprietary systems, reduced shipments under the U.S. Department of Commerce's Next Generation Weather Radar (NEXRAD) program and less than anticipated open systems business. The Company is pursuing a number of major program opportunities for its MAXION systems. Prospects are promising but uncertain. Given the long (6-18 months) selling cycle for such programs, the benefits from such programs may not be realized for more than six months.

    The Company's objective is to increase revenues by providing real-time computer systems and services to its installed base of proprietary systems and to its open systems target markets. The achievement of these objectives requires that the Company continue to enhance its proprietary hardware and operating system platforms, while investing in the development of its real-time open system hardware and operating systems and providing industry standard product enhancements, such as networking, graphics and data acquisition. The future growth of the Company's business and its future financial performance will depend, to a significant extent, upon its ability to continue to develop and market competitive open systems which meet the real-time computing needs of its targeted customers.

    One of the goals of the Company's strategy is to minimize the effect of the anticipated decline in sales of the Company's proprietary systems and traditional maintenance and support services, while increasing sales of its open systems and associated services. Since the average selling price of an open system is considerably less than the average selling price of a proprietary system, the number of total systems sold must increase to maintain and grow revenues. A shift in sales from proprietary systems, however, is likely to result in lower gross margins as the gross margins on open systems are currently lower than gross margins on proprietary systems. The Company's operating income would be adversely affected by such a shift unless total net sales increase, the gross margins on its open systems improve and/or total operating expenses are further reduced. Although there can be no assurance that this will be the case, the Company believes gross margins on its open systems will improve as the shift to customer purchases of larger multiprocessor and server-class systems increases.





                              Exhibit 99.2, Page 1

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SELECTED OPERATING DATA AS A PERCENTAGE OF NET SALES

    The Company considers its computer systems and service business (including maintenance, support and training) to be one class of products which accounted for the percentages of net sales set forth below. The following table sets forth selected operating data as a percentage of net sales for certain items in the Company's consolidated statements of operations for the periods indicated.

                                                      1995      1994*    1993*
                                                      ----      ----     ----
Net sales:
   Computer systems                                   51.4%     56.0%    60.3%
   Service and other                                  48.6      44.0     39.7
                                                     -----     -----    -----

      Total net sales                                100.0     100.0    100.0

Cost of sales (% of respective sales category):
   Computer systems                                   53.6      54.3     45.1
   Service and other                                  60.0      61.6     63.5
                                                     -----     -----    -----

      Total cost of sales                             56.7      57.5     52.4

Gross margin                                          43.3      42.5     47.6

Operating expenses:
   Research and development                           13.9      13.3     12.2
   Selling, general and administrative                26.3      27.2     26.9
   Provision for restructuring                         2.3       6.7       -
   Sales and use tax credit                           (0.7)     (0.8)      -
                                                     -----     -----    -----
   Total operating expenses                           41.8      46.4     39.1
                                                     -----     -----    -----

Operating income (loss)                                1.5      (3.9)     8.5

Interest expense                                      (1.9)     (1.9)    (6.1)
Interest income                                        0.4       0.3      0.5
Other non-recurring charge                            (0.7)       -        -
Other income (expense) - net                           0.5      (0.3)    (0.1)
                                                     -----     -----    -----

Income (loss) before provision for income
   taxes, extraordinary loss and cumulative
   effect of change in accounting principles          (0.2)     (5.8)     2.8

Provision for income taxes                             1.2       0.7      1.0
                                                     -----     -----    -----

Income (loss) before extraordinary loss and
   cumulative effect of change in accounting
   principles (a)                                     (1.4)%    (6.5)%    1.8%
                                                     =====     =====    =====

* Reclassified to conform to current year presentation.

(a) The percentage for the year ended June 30, 1994 excludes a $23.2 million extraordinary loss on early extinguishment of debt and a $5.0 million non-cash charge for the cumulative effect of change in accounting principles.





                              Exhibit 99.2, Page 2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Fiscal Year 1995 in Comparison to Fiscal Year 1994

Net Sales

    Net sales for fiscal year 1995 were $140.1 million, a decrease of $38.9 million from fiscal year 1994. This decrease was due to a decrease of $28.2 million, or 28.1%, in computer systems sales and a decrease of $10.7 million, or 13.5%, in service and other revenues. The decrease in computer system sales was primarily due to the anticipated decline in sales of proprietary systems and reduced shipments under the U.S. Department of Commerce's Next Generation Weather Radar (NEXRAD) program. Although sales of open systems remained constant, sales of the Company's MAXION open systems increased while sales of other open systems declined. The decrease in service and other revenues was primarily due to the decline in computer system sales experienced in prior periods which resulted in fewer maintenance contracts and a decline in renewal rates on maturing contracts partially offset by approximately $3.3 million related to the impact of favorable foreign exchange rates.

Gross Margin

    Gross Margin, as measured in dollars and as a percentage of net sales, was $60.6 million and 43.3%, respectively, for fiscal year 1995 compared to $76.0 million and 42.5%, respectively, for fiscal year 1994. The decrease in gross margin dollars was primarily due to the aforementioned decline in net sales partially offset by cost savings resulting from the operational restructurings implemented during fiscal year 1994 and fiscal year 1995. The increase in gross margin as a percentage of net sales was primarily due to cost savings resulting from the operational restructurings implemented during fiscal year 1994 and fiscal year 1995 partially offset by the decline in net sales.

Operating Income

    Operating income for fiscal year 1995 was $2.1 million compared to operating loss of $7.0 million for fiscal year 1994. The $9.1 million increase in operating income was due to a $16.1 million reduction in operating expenses and a net reduction of $8.8 million in the provision for restructuring (a $3.2 million provision for restructuring in the current year offset by a $12.0 million provision for restructuring in the prior year) partially offset by the $15.4 million decrease in gross margin and a $0.4 million reduction in the sales and use tax credit as compared to a similar credit in the prior year. The sales and use tax credit in both periods relates to a change in the estimate of state sales and use tax reserves based on a final state audit determination.

    The $16.1 million decrease in operating expenses was primarily due to a $11.7 million decrease in selling, general and administrative expenses and a $4.4 million decrease in net research and development expenses. The $4.4 million decrease in net research and development expenses reflects a $5.8 million decrease in gross research and development expenses partially offset by a $1.4 million decrease in the amount of software production costs which were capitalized during the period. The decrease in selling, general and administrative and gross research and development expenses is primarily due to cost savings resulting from the operational restructurings implemented during fiscal year 1994 and fiscal year 1995.

Income (Loss) Before Extraordinary Gain (Loss) and Cumulative Effect of Change in Accounting Principles

    Loss before extraordinary loss and cumulative effect of change in accounting principles was $2.0 million for fiscal year 1995 compared to a loss of $11.6 million for fiscal year 1994. The $9.6 million change results from the $9.1





                              Exhibit 99.2, Page 3

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


million increase in operating income and a $0.5 million net decrease in non-operating expenses. The decrease in non-operating expenses was primarily due to a $0.8 million decrease in interest expense resulting from the reduction of the Company's indebtedness, a $0.6 million increase in income related to minority interest and a $0.5 million decrease in foreign exchange losses partially offset by a $1.0 million other non-recurring charge incurred in the current year period and a $0.4 million increase in the provision for income taxes. The $1.0 million other non-recurring charge incurred in the current year was a result of an adjustment of the carrying value of the Company's Tinton Falls, New Jersey facility to its net realizable value based on current market conditions. The increase in the provision for income taxes relates primarily to international operations.

Fiscal Year 1994 in Comparison to Fiscal Year 1993

Net Sales

    Net sales for fiscal year 1994 were $179.0 million, a decrease of $41.4 million from fiscal year 1993. This decrease was due to a decrease of $32.6 million, or 24.5%, in computer systems sales and a decrease of $8.8 million, or 10.1%, in service and other revenues. The decrease in computer system sales was primarily due to a decline in worldwide business resulting from declines and delays in certain government spending around the world, including shipments of spare parts under the U.S. Department of Commerce's Next Generation Weather Radar (NEXRAD) program, and the highly competitive nature of the real-time computer industry. The decrease in service and other revenues was primarily due to the decline in computer system sales experienced in prior periods which resulted in fewer maintenance contracts, a decline in renewal rates on maturing contracts and approximately $0.7 million related to the impact of unfavorable foreign exchange rates.

Gross Margin

    Gross margin, as measured in dollars and as a percentage of net sales, was $76.0 million and 42.5%, respectively, for fiscal year 1994 compared to $104.8 million and 47.6%, respectively, for fiscal year 1993. The decrease in gross margin dollars and percentage was primarily due to the aforementioned decline in net sales, unfavorable discounting of older products, unfavorable product mix and manufacturing expenses associated with the ramp-up of full-scale production of the MAXION multiprocessor system partially offset by cost savings resulting from the operational restructuring during fiscal year 1994.

Operating Income

    Operating loss for fiscal year 1994 was $7.0 million compared to operating income of $18.7 million for fiscal year 1993. The $25.7 million decrease in operating income was due to the aforementioned $28.8 million decrease in gross margin and a $12.0 million provision for restructuring partially offset by a sales and use tax credit of $1.4 million related to a change in the estimate of state sales and use tax reserves and a $13.7 million reduction in operating expenses.

    The $13.7 million decrease in operating expenses was primarily due to a $10.6 million decrease in selling, general and administrative expenses, a $1.5 million decrease in gross research and development expenses and a $1.5 million increase in capitalized software production costs. The decrease in selling, general and administrative and gross research and development expenses is primarily due to cost savings resulting from the operational restructuring during fiscal year 1994 and the completion of extensive development effort on the MAXION multiprocessor system.





                              Exhibit 99.2, Page 4

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Income (Loss) Before Extraordinary Gain (Loss) and Cumulative Effect of Change in Accounting Principles

    Loss before extraordinary gain (loss) and cumulative effect of change in accounting principles was $11.6 million for fiscal year 1994 compared to income of $3.9 million for fiscal year 1993. The $15.5 million change results from the aforementioned $25.7 million decrease in operating income partially offset by a $10.2 million net decrease in non-operating expenses. The decrease in non-operating expenses was primarily due to a $10.1 million decrease in interest expense resulting from the reduction of the Company's indebtedness and a decrease in the provision for income taxes partially offset by an increase in foreign exchange losses.

Financial Resources and Liquidity

    The liquidity of the business is dependent on many factors, including sales volume, operating profit ratio, debt service and the efficiency of asset utilization and turnover. The future liquidity of the Company's business will depend to a significant extent on: 1) the actual versus anticipated decline in sales of proprietary systems and traditional services; 2) its ongoing cost control efforts; 3) its ability to generate significant revenue growth from its open systems; and 4) access to additional sources of financing and/or equity, if necessary.

    The liquidity of the business is also affected by: 1) the timing of shipments which predominantly occur during the last month of the quarter; 2) the increasing percentage of sales derived from outside of the United States where there is generally longer accounts receivable collection patterns; 3) the sales level in the United States where related accounts receivable are included in the borrowing base of the Company's revolving credit facility; 4) the number of countries in which the Company operates resulting in the requirement to maintain minimum cash levels in each country; and 5) restrictions in some countries where the Company operates which limit its ability to repatriate cash.

    As of June 30, 1995, the Company had a current ratio of 1.04 to 1, an inventory turnover ratio of 4.9 times and net working capital of $1.9 million. At June 30, 1995, cash and cash equivalents amounted to $5.7 million and accounts receivable amounted to $25.5 million.

    On June 29, 1995, the Company completed a refinancing of its then outstanding $15.4 million existing bank term loan (the "Existing Term Loan"), excluding up to $3.0 million in standby letters of credit in connection with overseas lines of credit which remain in place. In connection with this refinancing, the Company has entered into a new agreement providing for a $18.0 million credit facility. The facility includes a $10.0 million term loan (the "Term Loan") and a $8.0 million revolving credit facility (the "Revolver").
The completion of the refinancing of the bank term loan provides the Company with greater financial flexibility with respect to its debt service payments and financial covenant compliance requirements. The terms of the Existing Term Loan would have required the Company to make a final payment of $12.0 million at maturity on October 1, 1995.

    At June 30, 1995, the outstanding balances under the Term Loan and the Revolver were $10.0 and $5.8 million, respectively. The outstanding balance of the Revolver has been classified as a current liability at June 30, 1995. Both the Term Loan and the Revolver bear interest at the prime rate plus 2.0%. The Term Loan is payable in 36 equal monthly installments of $139,000 each, commencing August 1, 1995, with a final payment of approximately $5.0 million payable August 1, 1998. The Revolver may be repaid and reborrowed, subject to certain collateral requirements, at any time during the term ending August 1, 1998. The Company has pledged substantially all of its domestic assets as collateral for the Term Loan and the Revolver. The Company may repay the Term





                              Exhibit 99.2, Page 5

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Loan at any time without penalty. In the event of a sale or sale/leaseback of its Oceanport and Tinton Falls, New Jersey facilities, the Company is required to make a prepayment of the Term Loan up to an amount equal to 75% of the net sale proceeds. Certain early termination fees apply if the Company terminates the facility in its entirety prior to August 1, 1998.

    In connection with the restructuring of its operations, the Company recorded a provision for restructuring of $2.7 million and $0.5 million during the quarters ended March 31, 1995 and June 30, 1995, respectively. The restructuring provision includes employee terminations of approximately 175 worldwide employees in positions ranging from the staff level to the middle management level, office closings or downsizings and other related costs which represented approximately 60%, 30% and 10% of the provision, respectively. The Company estimates that the cost savings related to the restructuring of its operations will be approximately $2.7 million per quarter when fully realized. Such savings began during the third quarter of fiscal year 1995 and will be fully realized during the first quarter of fiscal year 1996. Total cash savings began during the quarter ending June 30, 1995 and will not be substantially realized until the quarter thereafter primarily due to employee termination costs. During the year ended June 30, 1995, the actual cash payments related to the 1995 restructurings amounted to approximately $2.4 million and were primarily related to employee termination costs. The Company believes that it will be able to fund the cash outlays through cash flow from operations and effective cash management.

    Although management believes that improvements in cash flow will result from the refinancing of the bank term loan, restructuring of operations and other actions which will enhance the Company's ability to manage its cash requirements, the short term prospects for the Company's liquidity are dependent to a significant degree upon the level and stability of revenue from sales and service of its computer systems and the Company's ongoing cost control actions. The Company plans to continue to evaluate and manage its resources to anticipated revenue levels to achieve improved profitability and quarter to quarter revenue growth during fiscal year 1996. The Company is also pursuing various additional financing alternatives including a sale or sale/leaseback of its facilities. On September 67, 1995, the Company entered into a contract providing for the sale/leaseback of its Oceanport, New Jersey facility. The transaction is expected to close during the quarter ending December 31, 1995. The $15 million sales price will be reduced by estimated selling costs of approximately $1.0 million. A portion of the net proceeds. Accordingly, the net proceeds will be applied to the remaining outstanding balance of the Term Loan (approximately $9.3 million). The remainder of the net proceeds will be then available for working capital purposes. The Company believes that it will be able to meet its obligations when due through its operating and financing efforts. However, there can be no assurance that the Company's operating and financing efforts will be achieved.





                              Exhibit 99.2, Page 6